Exhibit 99.1

          Vulcan Updates Second Quarter Earnings Guidance


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 18, 2007--Vulcan Materials Company (NYSE:VMC) announced today that it expects earnings from continuing operations for the second quarter 2007 to be approximately $144 million, or $1.46 per diluted share. Earnings from continuing operations in the second quarter of 2006 were $1.50 per diluted share and included gains of $0.15 per share resulting from the sale of contractual rights at its Bellwood quarry in Atlanta, $0.06 per share resulting from an increase in the carrying value of the ECU earn-out and $0.03 per share referable to a change in accounting principle retrospectively applied. Excluding these gains, comparable earnings per diluted share from continuing operations were $1.46 versus $1.26, an increase of 16 percent from the prior year's second quarter (refer to Table A attached).

    Commenting on the results, Don James, Chairman and Chief Executive Officer, said, "The significant slowdown in residential construction, driven by excess inventory of single-family houses in many markets, resulted in lower than expected volumes in all major product lines, despite growth in private nonresidential and public infrastructure construction. Pricing for each major product line increased versus the prior year's second quarter, more than offsetting the earnings effect from lower volumes. Aggregates volumes were down 10 percent and aggregates pricing was up 14.6 percent versus the prior year's second quarter. Gross profit as a percent of net sales increased to 35 percent from 32 percent in the prior year.

    "Private nonresidential and public infrastructure construction continues to grow. We believe that growth in these end markets during the second half of the year will mitigate some of the slowdown in residential construction. That said, we now believe aggregates volumes in the second half of 2007 will be approximately 2 percent lower than the prior year's second half. Aggregates pricing momentum remains strong and we now expect aggregates prices in the second half of 2007 to increase 10 to 12 percent over the second half of 2006. For the second half of 2007, we expect earnings from continuing operations of $2.80 to $3.15 per diluted share.

    "We are confident about the outstanding opportunities for our business. We are well positioned in markets where population, household formation and employment continue to drive growth in demand for our products. Price trends in aggregates continue to be very favorable and the broad use of aggregates throughout the U.S. economy contributes to relatively stable demand over the long term. Our reinvestment of capital to reduce production and transportation costs, add reserves and increase our operational footprint through strategic acquisitions and greenfields will make our business even stronger when residential construction recovers."

    This earnings outlook update is in accordance with the Company's stated practice to update guidance if it is reasonably certain that earnings per share will be outside its latest published estimates. In addition to second quarter financial results, the Company's outlook for the remainder of the year will be discussed in our regular quarterly press release and conference call.

    Additionally, earnings guidance provided in this press release does not reflect the pending merger with Florida Rock Industries, Inc.

    Conference Call

    Vulcan will release its earnings for the second quarter after the close of business on July 30, 2007, and host a conference call at 11:00 a.m. CDT on July 31, 2007. Investors and other interested parties in the U.S. may access the teleconference live by calling
(800) 798-2864 approximately 10 minutes before the scheduled start. International participants can dial (617) 614-6206. The access code is 71364009. A live webcast will be available via the Internet through Vulcan's home page at vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through August 7, 2007.

    Vulcan Materials Company, a member of the S&P 500 index, is the nation's largest producer of construction aggregates and a major producer of asphalt and concrete.

    Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; changes in interest rates; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for residential and private nonresidential construction; the highly competitive nature of the construction materials industry; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the timing and amount of any future payments to be received under two earn-outs contained in the agreement for the divestiture of the Company's Chemicals business; the Company's ability to manage and successfully integrate acquisitions; and other assumptions, risks and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

                                                               Table A

 Reconciliation of Non-GAAP Performance Measures


                                         Three Months    Six Months
                                             Ended          Ended
                                            June 30        June 30
                                         ------------- ---------------
                                         2007   2006    2007    2006
                                         ------------- ---------------


 GAAP Diluted earnings per share from
  continuing operations                  $1.46 $ 1.50  $ 2.38  $ 2.20
  After-tax gain per diluted share
   resulting from the sale of
   contractual rights (1)                    -  (0.15)      -   (0.15)
  After-tax gain per diluted share
   resulting from sale of California
   real estate, net (2)                      -      -   (0.25)      -
  After-tax gain per diluted share
   resulting from the adjustment in the
   carrying value of the ECU earn-out
   (3)                                       -  (0.06)  (0.01)  (0.13)
  After-tax gain per diluted share
   resulting from the retrospective
   adjustment related to a change in
   accounting principle (4)                  -  (0.03)      -   (0.03)
                                         ----- ------- ------- -------
 Earnings per share from continuing
  operations, net of tax, as adjusted
  (5)                                    $1.46 $ 1.26  $ 2.12  $ 1.89
                                         ===== ======= ======= =======


 (1) During the second quarter of 2006, the Company recognized a $25 million pretax gain from the sale of its contractual rights to mine the Bellwood quarry in Atlanta, Georgia. The City of Atlanta plans to convert the property into a city park and greenspace as part of a larger economic growth and development project around the city's perimeter. The Company worked with city and county officials to achieve this mutually beneficial transaction. The Company will continue operating the quarry for approximately 2 years subsequent to the sale as it transitions customers to its existing 12 quarries in the greater Atlanta area and to a new, zoned site purchased in 2004 in anticipation of the Bellwood sale.

 (2) In January 2007, the Company sold approximately 125 acres of vacant land located in San Bernardino County, California resulting in a pretax gain of $43.8 million. The amount shown above is net of the related incentives ratably applied in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

 (3) In June 2005, the Company sold substantially all the assets of its Chemicals business, known as Vulcan Chemicals, to a subsidiary of Occidental Chemical Corporation, Basic Chemicals. Subject to certain conditions as defined in a separate earn-out agreement, Basic Chemicals is required to make payments based on ECU and natural gas prices during the five-year period beginning July 1, 2005, capped at $150 million (ECU earn-out or ECU derivative). The ECU earn-out is accounted for as a derivative instrument; accordingly, it is reported at fair value. Changes to the fair value of the ECU derivative are recorded within continuing operations pursuant to SAB Topic 5:Z:5.

 (4) On January 1, 2007 the Company adopted FSP AUG AIR-1 "Accounting for Planned Major Maintenance Activities" and retrospectively adjusted prior year financial statements, as required under the FSP. One result of the retrospective application of this change in accounting principle was an increase in the cumulative undistributed earnings at a certain wholly owned foreign subsidiary, and an increase in the associated deferred tax liability. During the second quarter of 2006, we determined that the cumulative undistributed earnings at this foreign subsidiary would be indefinitely reinvested offshore, and accordingly reversed the associated deferred tax liability pursuant to Accounting Principles Board Opinion No. 23, "Accounting for Income Taxes - Special Areas." Consistent with our prior determination that the cumulative undistributed earnings would be indefinitely reinvested offshore, the deferred tax liability arising from the retrospective adjustments was reversed, resulting in a favorable adjustment to the provision for income taxes for the three and six months ended June 30, 2007.

 (5) The Company prepares and reports its financial statements in accordance with GAAP. Internally, management monitors the operating performance of its Construction Materials business using non-GAAP metrics similar to those above. These non-GAAP measures exclude the effects of the items described more fully above.


 In Management's opinion, these non-GAAP measures are important indicators of the ongoing operations of our Construction Materials business and provide better comparability between reporting periods because they exclude items that may not be indicative of or are unrelated to our core business and provide a better baseline for analyzing trends in our core operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.


    CONTACT: Vulcan Materials Company
             Investor Contact:
             Mark Warren, 205-298-3220
             or
             Media Contact:
             David Donaldson, 205-298-3220